Exhibit 99

INVESTOR CONTACT:	Donald J. MacLeod	FOR IMMEDIATE RELEASE
	(716) 842-5138	June 13, 2012

MEDIA CONTACT:	C. Michael Zabel
(716) 842-5385

M&T Bank Corporation Announces Election of John D. Hawke, Jr. to its

Board of Directors

BUFFALO, N.Y. — M&T Bank Corporation (NYSE: MTB)(“M&T”) announced today the election of John D. Hawke, Jr. to its Board of Directors. Mr. Hawke, who is known as “Jerry,” was also appointed as a director of the Board of Directors of M&T Bank, M&T’s principal banking subsidiary.

Mr. Hawke is a partner with the Washington, D.C.-based law firm Arnold & Porter, LLP, where he previously served as chair of the firm and established one of the nation’s premier financial services practices. He also has extensive experience in financial regulation in the public sector, having served as the Comptroller of the Currency for six years, a member of the Board of Directors of the Federal Deposit Insurance Corporation, Under Secretary of the Treasury for Domestic Finance, and as General Counsel to the Board of Governors of the Federal Reserve System.

“We are pleased to welcome Jerry as a member of our board, “said Robert G. Wilmers, M&T Chairman and CEO. “He brings a wealth of experience in financial institutions and risk management practices that will inform our discussions. Jerry will assist us in continuing the prudent risk management philosophy that has been a vital factor in our long history of strength and stability. We will value his perspective as we continue to guide the company’s direction.”

M&T is a financial holding company headquartered in Buffalo, New York. M&T’s principal banking subsidiary, M&T Bank, operates banking offices in New York, Pennsylvania, Maryland, Virginia, West Virginia, Delaware and the District of Columbia. Trust-related services are provided by M&T’s Wilmington Trust-affiliated companies and by M&T Bank.

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